PRESS RELEASE
FOR IMMEDIATE RELEASE


   SENTO TECHNICAL INNOVATIONS CORPORATION ANNOUNCES ACQUISITION OF AUSTRALIAN
                              SOFTWARE INNOVATIONS

OREM, Utah,  July 14, 1997   Sento Technical Innovations Corporation (NASDAQ
Symbol: SNTO) announced today that it has exercised its option to acquire substantially all of the assets of Australian Software Innovations (Services) Pty. Ltd. ( ASI ), a software developer and integrator located in Sydney, Australia.

This transaction is valued at $2,483,000, which includes last year s payment of $550,000 for the exclusive North American distribution rights for ASI s OpenAviator system monitoring and performance management software. In connection with the acquisition, Eng H. Lee, the founder and principal of ASI, will provide consulting and transition services to Sento and Centerpost Innovations Pty. Ltd., Sento s Australian subsidiary. In addition, Mr. Lee will continue to serve as Vice President, Chief Technical Officer, and a director of Sento.

Commenting on this key acquisition, Robert K. Bench, President of Sento, stated,
 This acquisition is an important link in establishing a global presence for Sento. ASI has a strong reputation in Southeast Asia for innovative product development, leading information technology solutions, and expert training, consulting, and support services. In addition to over 800 customer sites, including key installations in financial, government, and private institutions throughout Australia and Europe, ASI also successfully trains and supports an effective server-based technology distribution network in Southeast Asia. We are very excited to build on ASI s success as we expand into the growing Asian technology market.

Eng Lee, President of ASI, said, Sento and ASI have worked in tandem since 1994 supplying organizations throughout Southeast Asia with leading software solutions and superior technical support. During that time, Sento brought our systems monitoring and management software product, OpenAviator, to the US market as a distribution partner and product development center. This transaction formalizes our long and mutually beneficial relationship, allowing us to more effectively leverage our combined technical and financial resources.